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                                                                     Exhibit 99

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FOR IMMEDIATE RELEASE                    Contact:   Marcia Ward
                                                    Newhall Land
                                                    (661) 255-4445

                                                    Fred Mickaelian, Jr.
                                                    Mickaelian Associates
                                                    (323) 268-1152

              NEWHALL LAND REPORTS RECORD EARNINGS EXPECTED IN 1999

  ESCROW CLOSES ON SUEY RANCH - CONTRIBUTES 70 CENTS TO FOURTH QUARTER EARNINGS

               COMPANY PROVIDES UPDATE ON UNIT REPURCHASE PROGRAM

                          CONTINUES YEAR-END APPRAISALS

         VALENCIA, California, December 16, 1999 - The Newhall Land and Farming Company (NYSE, PSE/NHL) today reported that it expects to achieve record earnings of between $85 million and $90 million in 1999 from strong performance in all of its business segments - residential, commercial and industrial. Included in the results is the sale of its 36,000-acre Suey Ranch in Santa Barbara and San Luis Obispo counties for approximately $25 million cash. The ranch sale, which closed this morning, will contribute about $22 million or 70 cents per unit to 1999 fourth quarter income. In addition, the Company provided an update on its major unit repurchase program authorized by the Board of Directors on September 15, 1999, and announced that it will continue to publish year-end appraisals.

1999 - A RECORD YEAR

         Thomas L. Lee, chairman and chief executive officer, said, "The Company expects 1999 to be the best year in its history, achieving new records in revenues, net income and net income per unit. Approximately 113 acres of commercial and industrial land sales has closed escrow to date this year, including sales of 45 acres in the fourth quarter. A total of 891 residential lots has been sold this year, some at values exceeding $1 million per net acre, a Company record high. In the fourth quarter, 544 residential lots closed escrow - 250 lots in our Bridgeport lake community and 294 unimproved lots in the Hasley Hills area just north of Valencia. These strong results from operations, combined with the sale of the Suey Ranch and other smaller sales anticipated before year-end, are expected to result in projected fourth quarter earnings in the range of $52 million to $57 million, or approximately $1.70 to $1.85 per unit. For all of 1999, earnings per unit (including the Suey transaction) are anticipated to be in the range of $2.70 to

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$2.85 per unit compared to $1.86 per unit in 1998. If achieved, this would be the second consecutive year of record revenues and the eighth consecutive year of increased per unit earnings for the Company. Remaining escrow closings are subject to market and other conditions."

UNIT REPURCHASE PROGRAM UPDATE

         As announced on September 16, 1999, the Company plans to repurchase up to 6.3 million units (including 884,446 units under a previous authorization), or approximately 20% of the outstanding units, from time-to-time in open market purchases and block transactions over the period ending December 31, 2000, depending on market conditions. Since September 16th, the Company has repurchased 1,641,879 units at an average price of $24.42. For all of 1999 to date, a total of 3,029,205 units has been repurchased at an average price of $24.32. The number of units repurchased in December includes a block of 400,000 units purchased in a private transaction from Jane Newhall, a director of the Company. Miss Newhall, age 86, sold the units for estate planning purposes for $9.65 million and continues to hold approximately 600,000 partnership units.

          "For 2000, the Company has in place a business plan that has been approved by the Board of Directors to provide the necessary cash to fund the unit repurchases and provide the necessary capital to continue ongoing planning and land development activities," Lee said. "We realize that both the unit repurchase and asset sales plans are aggressive. However, the timing for the repurchase program is excellent since many of the Company's real estate values are at all-time highs and the demand for developable land in Los Angeles County continues to be strong. This action is being taken to enhance the value of each unitholder's investment in Newhall Land."

         Mr. Lee outlined a three-pronged strategy for funding the remaining repurchases, which would cost approximately $117 million, at the current unit price. He stated, "First, the strategy to generate cash includes the use of existing debt capacity to fund unit repurchases, as well as ongoing entitlement and land development costs, until the proposed land and asset sales (described below) are completed during 2000. Today, the Company has about $100 million of available debt capacity based upon internal leverage guidelines and unutilized credit. Next year, as income properties are sold, a significant portion of the proceeds will be used to reduce debt in order to maintain leverage at appropriate levels.

         "The sale of existing income properties is the second element of the cash generation strategy. A gross cash generation plan of over $200 million, before necessary debt retirements or special distributions, is planned for asset sales. These sales opportunities consist of three principal areas - retail, office and other properties. Retail properties represent the Company's largest income property classification under consideration for sale. Newhall Land has retained CB Richard Ellis to sell its major retail properties, including the Valencia Town Center regional shopping mall and retail shops along Town Center Drive, plus the Valencia Entertainment complex completed earlier this year, and the expansion of the complex currently under construction. Two other smaller centers also will be marketed. Retail properties under consideration for sale, including land for expansion, have a gross asset value of approximately $150 million.

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         "Cushman Realty Corporation has been retained by the Company to market and sell five office buildings, including three leased by Princess Cruises - a six-story building currently occupied and a five- and a four-story under construction. The office portfolio at completion is expected to be valued at about $70 million. Other income properties, such as the Spectrum Club, also are sales candidates in 2000.

         "The third portion of the strategy is an aggressive land sales program for next year, capitalizing on the strong regional economy. It is the Company's goal in 2000 to generate approximately $200 million cash from a combination of residential, industrial and commercial land sales, as well as recurring commercial and agricultural income, to fund all of the Company's remaining operations. These include administrative, operating, interest, development and entitlement costs and regular distributions.

         "Based upon entitlement approvals expected early next year, the Company plans to market 700 residential lots for sale in the North River area of Valencia. Commercial and industrial land sales are targeted at approximately 100 acres and will be concentrated in the Valencia Commerce Center and the Valencia Town Center areas. To limit expenditures and accelerate cash flow, we plan to reduce capital spending, as commercial sites previously scheduled for construction are expected to be sold to third-party developers, and certain residential parcels may be sold as approved but undeveloped `paper' lots.

APPRAISED VALUES

         "Earlier this year we announced that we would discontinue publishing the net appraised value of the Company's assets due to the subjectivity involved in valuing large, undeveloped land parcels. However, throughout the year the response from our investors has been in favor of continuing the appraisal. As a result, we will continue to provide this information in January in our usual format.

         "For 1999 sales to date, sales prices have exceeded the year-end 1998 appraised values of residential, commercial and industrial land by 28, 10, and 22 percent, respectively, adjusted for 1999 development costs. On a weighted average basis, across all real estate segments, 1999 land sales prices exceeded 1998 appraised values by 21 percent. This does not imply that future land sales will be at the same percentage increase to appraised values, nor should investors simply multiply these rates to reach an overall value for the Company."

         Newhall Land is a developer of new towns and master-planned communities in north Los Angeles County. Its primary activity is building the new town of Valencia, California. Newhall Ranch, a new community that recently received Los Angeles County Board of Supervisor approval, and Valencia together form one of the nation's most valuable landholdings. They are located on the Company's 36,000 acres, 30 miles north of downtown Los Angeles. Newhall Land also has a controlling interest in a joint venture to develop the 1,900-acre City Ranch, an approved master-planned community in the City of Palmdale.

         The Company maintains a web site through the Internet at http://www.newhall.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995

         The forward-looking statements made in this release are based on present trends the Company is experiencing. Also, Newhall Land's success in obtaining entitlements,

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governmental and environmental approvals, including litigation relating to these approvals, timing and ability to close escrows due to market and other conditions, and marketplace acceptance of its business strategies are factors that could affect results. The forward-looking statements may involve the known risks described in the Company's Form 10-K and Forms 10-Q, and unknown risks, uncertainties and other factors that may cause the Company's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. The Company expressly disclaims any obligations to update or revise any forward-looking statements found herein to reflect any change in Company expectations or results or any change in events.

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99.23
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